SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Vicinity Corporation
(Exact name of registrant as specified in its charter)

Delaware	77-0414631
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

370 San Aleso Avenue
Sunnyvale, California 94085	94085
(Address of principal executive offices)	(Zip code)

If this Form relates to the	If this Form relates to the
registration of a class of securities	registration of a class of securities
pursuant to Section 12(b) of the	pursuant to Section 12(g) of the
Exchange Act and is effective	Exchange Act and is effective
pursuant to General Instruction	pursuant to General Instruction
A.(c), please check the following	A.(d), please check the following
box. ☐	box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to
Section 12(b) of the Act:  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Purchase Rights
(Title of Class)

Item 1:                    Description of Registrant’s Securities to be Registered:

Reference is hereby made to the Registration Statement on Form 8-A, dated August 9, 2002 (the “Original Form 8-A”), filed with the Securities and Exchange Commission (the “Commission”) by Vicinity Corporation, a Delaware corporation (the “Company”), relating to the rights (the “Rights”) distributed to the stockholders of the Company in connection with the Rights Agreement, dated as of August 9, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”).  The Original Form 8-A is incorporated herein by reference.

On October 22, 2002, the board of directors of the Company authorized the Amendment to Rights Agreement, dated as of October 22, 2002 (the “Amendment”), between the Company and the Rights Agent.

The Amendment amends Section 1(a) of the Rights Agreement to provide that neither Microsoft Corporation, a Washington corporation (“Microsoft”), nor any of its Subsidiaries, Affiliates or Associates, shall be or become an Acquiring Person as a result of the execution, delivery or performance, or public announcement, of the Agreement and Plan of Merger among the Company, Microsoft and Bootstrap Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Microsoft, dated as of October 22, 2002, as such may be amended, or the consummation of any of the transactions contemplated thereby.  The Amendment also amends Section 7(a) of the Rights Agreement to provide for expiration of the Rights immediately following the Effective Time of the Merger.

The Rights Agreement is filed as Exhibit 4.01 to the Original 8-A and is incorporated by reference as Exhibit 4.01 to this Form 8-A/A.  The Amendment is attached as Exhibit 4.02 to this Form 8-A/A.  The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, which are incorporated herein by reference.

Item 2:	Exhibits

4.01.

Rights Agreement dated as of August 9, 2002, between the Company and American Stock Transfer and Trust Company, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate. (Incorporated by reference to Exhibit 4.01 to the Company’s Registration Statement on Form 8-A filed on August 9, 2002.)

	4.02.	Amendment, dated October 22, 2002, to Rights Agreement, dated as of August 9, 2002, between Company and Rights Agent.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  October 25, 2002

VICINITY CORPORATION

By:	/s/ Maury Austin
	Name:	Maury Austin
	Title:	Senior Vice President and Chief Financial Officer; Secretary

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EXHIBIT INDEX

Exhibit

4.01.

Rights Agreement dated as of August 9, 2002, between the Company and American Stock Transfer and Trust Company, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Summary of Stock Purchase Rights and as Exhibit C the Form of Rights Certificate. (Incorporated by reference to Exhibit 4.01 to the Company’s Registration Statement on Form 8-A filed on August 9, 2002.)

4.02.	Amendment, dated October 22, 2002, to Rights Agreement, dated as of August 9, 2002, between Company and Rights Agent.